Exhibit 10.39

September 29, 2004

Mr. Christopher Scheybeler

Dear Chris:

This letter sets forth the substance of the Change of Control Agreement (the “Agreement”) which Tarantella Inc. (the “Company”) is offering to you.

1. Change of Control. Your last day of work as Chief Technology Officer and VP, Product Development with the Company will be September 30, 2004 (Change of Control Date),

Pursuant to the existing Change in Control agreement which addressed the terms and conditions of employment in the event of a change in control of the Company, Tarantella has offered you a Change in Control Payment equal to the product of twelve times your Total Monthly Compensation which equates to GBP 135,946.00, with an additional GBP 10,000.00 bonus for a 6 month consulting service, provided you elect to sign this Release. You further understand and agree that this sum is in lieu of any other severance payments in the future. The Change of Control Payment will be paid in a lump sum payment, less applicable withholdings and paid according to the terms of this agreement.

2. Accrued Salary and Paid Time Off. The Company will pay your salary through September 30, 2004 subject to standard payroll deductions and withholdings. You will also receive payment for your outstanding holiday of 28 days. Any holiday payment is subject to deductions for tax and National Insurance contributions. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Stock Options. Stock options granted to you shall vest and become fully exercisable upon your Change of Control. You shall have an exercise window ending 180 days after your change of control date, to exercise your vested options. Please contact AST Stock Plan for exact details regarding your options and the process of exercising those shares.

4. Health Insurance. BCWA benefits will continue for twelve additional months beyond your last day of employment. Note that all other Company benefits (e.g., Life Assurance, PHI) will cease with effect from September 30, 2004. The Company will make the appropriate contribution to the Group Personal Pension Scheme on your behalf and you will receive separate correspondence from Prudential/Barker Poland detailing your options in this regard.

5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, bonuses, profit sharing rights or distributions, equity, or other benefits after the Change of Control

6. Expense Reimbursements. You agree that, within thirty (30) days of the Change of Control Date, you will submit your final documented expense reimbursement statement as an employee

Christopher Scheybeler

reflecting all business expenses you incurred through the Change of Control Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. In addition, the Company will reimburse you for one trip to Leeds to assist in the transition of work.

7. Return of Company Property. You agree to return to the Company, except for the Apple Powerbook mentioned in section (7), all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Not withstanding the above, the Company agrees that you can keep the laptop (Apple Powerbook) currently in use. You agree to delete any such Company information stored on the Computer.

8. Proprietary Information Obligations. Both during and after your employment, you acknowledge your continuing obligations under your Invention, Patent and Confidential Information Agreement, not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

9. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee except current officers of Tarantella and your financial and legal advisors.

10. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. Release. In exchange for the Change of Control Compensation and Benefits under this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you release, acquit and forever discharge the Company, its officers, directors, agents, servants, employees, attorneys, shareholders, predecessors, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the change of control of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, equity, profit sharing rights or distributions, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation.

Christopher Scheybeler

12. Arbitration. You and the Company agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of your employment or the termination of that employment with the Company, except for disputes involving the protection of the Company’s intellectual property, shall be decided by confidential, final and binding arbitration conducted in County of Santa Cruz, California, in accordance with the rules of the American Arbitration Association, or its successor, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum. Nothing in this Paragraph is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

13. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely

TARANTELLA, INC.

By:	/s/ Catherine Fitzsimmons on behalf of Frank Wilde
Frank Wilde

Exhibit A – Invention, Patent and Confidential Information Agreement

HAVING READ THE FOREGOING, I HEREBY AGREE TO THE TERMS AND CONDITIONS STATED ABOVE.

/s/ Christopher Scheybeler	9/30/04
Christopher Scheybeler	Date

Christopher Scheybeler

EXHIBIT A

INVENTION, PATENT AND CONFIDENTIAL INFORMATION AGREEMENT

B-2.

September 1, 2004

Chris Scheybeler

RE:	Termination of Employment

Dear Chris,

Following your recent discussions with Frank Wilde, I am writing to confirm that the company will be making your position redundant, effective 30th September 2004. As agreed with Frank, you will be required to transition your duties to Steve Bannerman during the month of September. Please make local arrangements in Leeds to return any company property in your possession.

In addition to your usual monthly compensation, you will be entitled to payment for your outstanding holidays (28 days) and, in recognition of your seniority and length of service, the company will make you a redundancy payment, as follows:

Holiday payment: £11,261.88

Redundancy payment: £145,946.00

I’d like to thank you for your excellent service to the company since 1992, and I trust that you will not have difficulty in finding a new position soon.

Yours sincerely,

/s/ Catherine Fitzsimmons
Catherine Fitzsimmons
Human Resources